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                            AMENDMENT TO AGREEMENT

          This shall serve as an amendment dated as of January 23, 1998 (this "Amendment") to the Agreement dated as of January 30, 1997 (the "Agreement") between Metromail Corporation (the "Company") and James R. Drake (the "Executive"). The parties agree as follows:

     1. The Agreement and the terms, provisions, and definitions thereof shall continue in full force and effect, except to the extent that the Agreement is modified by this Amendment. The parties agree that the Agreement is hereby modified and amended as set forth herein. To the extent that any provision of this Amendment is inconsistent with the Agreement, the terms of this Amendment shall control.

     2. Section 2(a) of the Agreement is amended to read in its entirety as follows:

          2. Term of Agreement. (a) This Agreement shall commence on the date hereof and shall continue until terminated by the Company as provided in paragraph (b) of this Section 2; provided, however, that this Agreement shall terminate in any event upon the first to occur of (i) the Executive's death, (ii) termination of the Executive's employment with the Company prior to a Change in Control, and (iii) the date which is two years following the date of a Change in Control.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


METROMAIL CORPORATION


By:  /s/  Thomas J. Quarles
     ______________________________
     Thomas J. Quarles
     Senior Vice President, General Counsel
     and Secretary


     /s/  James R. Drake
     ______________________________
     James R. Drake
     Executive